UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 8, 2014

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-52089	36-4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices)  (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 8, 2014, Ann Merrifield was appointed as a Class III director of InVivo Therapeutics Holdings Corp. (the “Company”) to serve until the Company’s next Annual Meeting of Stockholders. In connection therewith, the Board of Directors (the “Board”) of the Company increased the authorized number of directors of the Company from five (5) to six (6).

Ms. Merrifield will receive an annual cash retainer of $32,000, paid in quarterly installments. She will also be entitled to reimbursement for reasonable travel expenses in connection with attendance at meetings of the Board and Board committees. In connection with her appointment, the Board approved the grant to Ms. Merrifield of an option to purchase up to 50,000 shares of the Company’s common stock, which will vest in 12 equal installments on each monthly anniversary of the date of grant until fully vested on the first anniversary of the date of grant.

Consistent with existing compensation arrangements for non-employee directors, Ms. Merrifield will also receive an annual grant, on December 10 of each calendar year, of an option to purchase up to 50,000 shares of the Company’s common stock, and such option will vest in 12 equal installments on each monthly anniversary of the date of grant until fully vested on the first anniversary of the date of grant, provided that she remains a director of the Company on each such vesting date.

Ms. Merrifield was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Ms. Merrifield and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: November 12, 2014	By:	/s/ Tamara Joseph
		Name:	Tamara Joseph
		Title:	SVP, General Counsel & Chief Compliance Officer